Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces 2026 Director Elections Results
SAN FRANCISCO, October 1, 2026 - The Federal Home Loan Bank of San Francisco (FHLBank San Francisco) today announced the results of its 2026 director elections.

FHLBank San Francisco’s Arizona members elected Michael Boden to his first term as the Arizona member director on FHLBank San Francisco's board of directors. In addition, California members re-elected incumbent California member director Chang Liu to a new term on FHLBank San Francisco's board of directors.

Both member directors have been elected to four-year terms beginning January 1, 2027, and ending December 31, 2030.

Michael Boden, President and Chief Executive Officer, OneAZ Credit Union

Michael Boden is president and chief executive officer of OneAZ Credit Union, a $4.5 billion financial cooperative serving communities throughout Arizona. A Certified Public Accountant (CPA) with an MBA in Finance, Mr. Boden has more than 25 years of executive leadership experience in financial services, including expertise in finance, capital markets, asset-liability management, enterprise risk management, governance, and strategic planning. Prior to joining OneAZ, he held senior leadership positions with American Express. Mr. Boden is committed to furthering FHLBank San Francisco's work of supporting member institutions, expanding access to housing, and strengthening communities. As the Arizona member director, Mr. Boden plans to represent Arizona member institutions with integrity and independence while helping the Bank advance its mission of supporting the needs of its members with access to low-cost liquidity, expanding affordable housing opportunities, and strengthening communities across Arizona, California, and Nevada.

Chang Liu, President and Chief Executive Officer, Cathay Bank

Chang M. Liu is president and chief executive officer of Cathay Bank and its holding company Cathay General Bancorp, where he serves on both entities’ board of directors. Mr. Liu has over 31 years of experience in the financial services industry. Mr. Liu joined Cathay Bank in 2014 as senior vice president and assistant chief lending officer. He has held various leadership positions of increasing responsibilities, including executive vice president and chief lending officer in 2016 and chief operating officer in 2018. Before being named president, Mr. Liu was responsible for managing and overseeing all commercial and real estate lending, business development, and various operations. Mr. Liu also serves as a member of the Western Bankers Association board of directors, the American Cancer Society Los Angeles board of directors and the American Cancer Society’s CEOs Against Cancer group, the UCLA Joe C. Wen School of Nursing Advisory Board, and on the board of advisors for the UCLA Anderson Forecast.